UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Grant Prideco, Inc.

(Name of Registrant as Specified In Its Charter)

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The following communication was sent to employees of Grant Prideco, Inc. on March 4, 2008:
March 4, 2008
Dear Grant Prideco Employee:
You are receiving this correspondence because you are a participant in Grant Prideco’s (GRP) employee equity participation plan(s) and or deferred compensation plan(s). This communication should serve to help you understand how your stock options and/or restricted stock will be treated upon the closing of the proposed merger with National Oilwell Varco (NOV).
Enclosed you will find information taken from the Form S-4 Registration Statement that includes a “Question and Answer” section that addresses commonly asked questions about the merger.
Additionally, Pages 61 & 62 of the S-4 are included for your review. These pages discuss the treatment of stock options, restricted stock, the employee stock purchase plan (ESPP), the executive deferred compensation plan (EDC), and the non qualified deferred compensation plan (NQDC).
This information should be of assistance to you and your financial advisor in determining how your participation in the aforementioned plans will be affected upon the closure of the merger.
To assist in offering some clarity of the impact of the merger, included are a number of examples that should be of assistance.
The key component of the transaction to understand is that the merger agreement is based upon compensation that is split into a cash component and a NOV stock component. Accordingly, the value of the transaction as announced on December 17th ($58 per share), was based on the value of NOV stock on the previous trading day (December 14th). The cash component of $23.20 per share does not change, but the value of NOV stock is fluid and can increase or decrease, thereby impacting the total dollar value of the transaction. In addition to the cash consideration of $23.20 per share, shareholders of GRP stock will receive 0.4498 shares of NOV stock at the effective time of the merger.
Thus, it is important to note that the value of the merger consideration will fluctuate with the value of NOV common stock. The following illustrates the value of the merger consideration at market close on different days:

Dec 14th (date prior to announcement of the merger; NOV closing share price = $77.37)
1 share of GRP = $23.20 cash & 0.4498 shares of NOV = $58.00
Feb 22th (NOV closing share price = $64.85)
1 share of GRP = $23.20 cash & 0.4498 shares of NOV = $52.37
Closing Date (NOV closing share price = ?)
1 share of GRP = $23.20 cash & 0.4498 shares of NOV = ???
QUESTIONS & ANSWERS:
1.)	I have unvested stock options or unvested restricted stock. What happens to them as a result of the merger?

All unvested stock options and restricted stock granted before December 31, 2007 fully vests as a result of the merger.

2)	If I hold restricted stock, what will I receive as a result of the merger?

As previously mentioned, all unvested restricted stock granted prior to December 31, 2007 will vest as a result of the merger. Each share of restricted stock that vests will be treated the same as regular stock: For each share of restricted stock held the holder that vests will receive $23.20 in cash and 0.4498 shares of National Oilwell Varco common stock. Fractional shares will be settled in cash. Restricted stock that does not vest will be converted to restricted NOV shares based on the Option Exchange Ratio discussed below.

It is very important to remember that the vesting of restricted stock will likely create taxable income on which you will need to pay withholding taxes. More information on how the company will deduct withholding taxes will be forthcoming in the near future.

3)	If I hold stock options, what will I receive as a result of the merger?

All stock options will be converted into options to purchase shares of National Oilwell Varco stock. The number of shares subject to your subject options will be adjusted, as will the exercise price of your stock options. The exact number of options to purchase National Oilwell Varco stock that your option will convert into and the exercise price that your options will be adjusted to is based upon a formula outlined in the merger agreement as follows:
“Each Grant Prideco option so assumed and converted will continue to have the same terms and conditions as set forth in the applicable Grant Prideco plan and any agreements thereunder immediately prior to the effective time of the merger, except that, as of the effective time of the merger, each Grant Prideco option so assumed and converted will be exercisable for a number of whole shares of National Oilwell Varco common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Grant Prideco common stock subject to such option, multiplied by (y) the “Option Exchange Ratio”, with a per share exercise price of National Oilwell Varco common stock equal to the quotient of (a) the per share exercise price of the Grant Prideco option divided by (b) the “Option Exchange Ratio”. For purposes of the merger agreement, the “Option Exchange Ratio” means the sum of (A) the exchange ratio (0.4498 of a share of National Oilwell common stock) and (B) the quotient of (i) the cash consideration per share ($23.20) divided by (ii) the average of the last reported sales price of National Oilwell Varco common stock, as reported on the NYSE Composite Transactions Tape, on each of the ten consecutive trading days immediately preceding the effective time of the merger. Some converted options will become fully vested and exercisable at the effective time of the merger”
We realize this can be a little bit complicated, so we have included two examples to help you understand how your options will be converted. The basic result of this formula is that the value of your stock options immediately before the merger will be comparable to the value of your stock options immediately following the merger.
STOCK EXAMPLE NUMBER 1:
Assume you have 8,000 GRP stock options that have a strike price of $35.00, and assume that GRP’s stock price is $58.00 immediately prior to the close of the merger, then the intrinsic (“in-the-money”) value of those options on the closing date is 8,000 X ($58.00 - $35.00) = $184,000.

At the merger, the (a) number of options you have will be multiplied by the Option Exchange Ratio and (b) the strike price of those options will be divided by the Option Exchange Ratio.

The Option Exchange Ratio is the merger exchange ratio of 0.4498 plus an additional factor to account for the cash portion of the merger consideration. It is defined as the merger exchange ratio of 0.4498 plus $23.20 divided by the average National Oilwell Varco stock price for the last 10 trading days preceding the merger. Let’s assume for simplicity that the 10-day average price for NOV stock is $77.37, the same price just prior to the announcement of the merger.

Option Exchange Ratio = 0.4498 + ($23.20 / $77.37) = 0.7497

Consequently, the number of options on National Oilwell Varco stock would be 5,997 and the strike price would be $46.6880 ($46.69).

Given the assumed $77.37 stock price for National Oilwell Varco, the intrinsic (“in-the-money”) value of the options would be 5,997 X ($77.37 — $46.69) = $184,000, essentially the same as immediately before the merger.

		National
	Grant	Oilwell
	Prideco	Varco
Number of Options	8,000	5,997

Strike Price of Options	$35.00	$46.69

Assumed Market Price	$58.00	$77.37

Intrinsic Value of Options	$184,000	$184,000
STOCK OPTION EXAMPLE 2:
Now, let’s do the same example assuming that the merger had closed on Monday, February 25, 2008. On the previous trading day, the closing price of GRP common stock was $51.74, and the 10-day average stock price for NOV stock was $62.56 per share.

If you have 8,000 GRP stock options that have a strike price of $35.00, then the intrinsic (“in-the-money”) value of those options is 8,000 X ($51.74 — $35.00) = $133,920.

At the merger, the (a) number of options you have will be multiplied by the Option Exchange Ratio and (b) the strike price of those options will be divided by the Option Exchange Ratio.

The Option Exchange Ratio is the merger exchange ratio of 0.4498 plus an additional factor to account for the cash portion of the merger consideration. It is defined as the merger exchange ratio plus $23.20 divided by the average National Oilwell Varco stock price for the last 10 trading days preceding the merger. Thus,

The Option Exchange Ratio = 0.4498 + ($23.20 / $62.56) = 0.820638.

Consequently, the number of options on National Oilwell Varco stock would be 6,565 and the strike price would be $42.6497 ($42.65).

Given the February 22, 2008 $64.85 stock price for National Oilwell Varco, the in-the-money value of the options would be 6,565 X ($64.85 — $42.65) = $145,745, approximately 9% higher than the day before the merger.

		National
	Grant	Oilwell
	Prideco	Varco
Number of Options	8,000	6,565

Strike Price of Options	$35.00	$42.65

Assumed Market Price	$51.74	$64.85

Intrinsic Value of Options	$133,920	$145,745
Please note that although the conversion currently results in an intrinsic value that is higher than the intrinsic value the day before the merger it could also result in a lower intrinsic value, particularly if the 10-day average stock price for NOV used in the computation above is higher than NOV last day’s trading price.
Sincerely,
/s/ Philip A. Choyce
Philip A. Choyce
Vice President and General Counsel
Additional Information
In connection with the proposed transaction between National Oilwell Varco, Inc. and Grant Prideco, Inc., National Oilwell Varco filed a Registration Statement on Form S-4. Such registration statement includes a preliminary proxy statement of Grant Prideco, Inc. that also constitutes a preliminary prospectus of National Oilwell Varco, Inc. Grant Prideco, Inc. and its respective directors and officers may be deemed to be participants in the solicitation of proxies from its stockholders. Information about these persons can be found in Grant Prideco’s Annual Report on Form 10-K filed with the SEC and forms 8-K filed with the SEC since the date of filing of the Form 10-K, and additional information about such persons may be obtained from the preliminary proxy statement/prospectus and from the definitive proxy statement/prospectus when it becomes available. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE FORM S-4 AND PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a copy of such documents when they become available, without charge, from the SEC’s web site at www.sec.gov.